UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 7, 2009
NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72097	74-2897368

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers,
Florida	33913

(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of December 7, 2009, Jack G. Spitz, age 54, has been appointed to the position of Vice President of Laboratory Operations of NeoGenomics, Inc. (the “Company”). Mr. Spitz most recently served as Executive Director of Operations for Dermpath Diagnostics, a division of Quest Diagnostics, and formerly a division of Ameripath, Inc., where he was responsible for running operations of five (5) dermatopathology laboratories across the Southeast United States. Prior to joining Ameripath in 2006, Mr. Spitz was employed by Genova Diagnostics, an international esoteric clinical laboratory, as Director of Laboratory Operations from 2000 to 2006. While at Genova Diagnostics, in addition to operational responsibilities, Mr. Spitz was also involved in many R&D projects, including ground up development of a genetic testing laboratory and he was responsible for the transition of tests from R&D to operations. Mr. Spitz received a B.A. degree in Pharmacy from the Medical University of South Carolina and a B.A. degree in Microbiology from the University of South Florida.
NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), the Company’s wholly-owned subsidiary, and Mr. Spitz are parties to an offer letter dated November 9, 2009 (the “Offer Letter”) with respect to Mr. Spitz’s employment as Vice President of Laboratory Operations. The Offer Letter provides that Mr. Spitz’s start date would be on or before December 7, 2009 and that his salary would be $210,000 per year. Beginning with the fiscal year ending December 31, 2010, Mr. Spitz is also eligible to receive an incentive bonus payment which will be targeted at 30% of his base salary based on 100% achievement of goals set forth by the President or CEO of NeoGenomics Laboratories and approved by the Board of Directors for such fiscal year. Mr. Spitz is also entitled to participate in all medical and other benefits that NeoGenomics Laboratories has established for its employees. Mr. Spitz will also be eligible for up to four (4) weeks of paid time off per year.
The Offer Letter also provides that Mr. Spitz will be granted an option to purchase up to 150,000 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Bulletin Board on the date prior to Mr. Spitz’s start date. The option has a five year term, subject to continued employment, and 37,500 shares of such option will vest on the first anniversary of employment and 3,125 options will vest each month thereafter beginning on the 13th monthly anniversary of Mr. Spitz’s employment.
If NeoGenomics Laboratories terminates Mr. Spitz without “Cause” (as defined in the Offer Letter) then the Company agreed to pay Mr. Spitz’s base salary and maintain his employee benefits for a six (6) month period from the date of the termination notice.
The Company and Mr. Spitz entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Offer Letter. NeoGenomics Laboratories and Mr. Spitz also entered into a Relocation Agreement in connection with the Offer Letter pursuant to which NeoGenomics Laboratories agreed to reimburse Mr. Spitz for up to $35,000 in the aggregate for certain commuting, temporary housing and permanent relocation expenses. Mr. Spitz further agreed to return a portion of such reimbursed relocation expenses to NeoGenomics Laboratories in the event he resigns from his employment within the time period specified in such agreement.
A copy of the press release announcing the appointment of Mr. Spitz is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.
99.1	Press Release of NeoGenomics, Inc. dated December 15, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.
By:	/s/ Jerome J. Dvonch
Jerome J. Dvonch
Principal Accounting Officer

Date: December 15, 2009

Exhibit Index

Exhibit No.	Description

99.1	Press Release of NeoGenomics, Inc. dated December 15, 2009